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                                                                      Exhibit 10


                              BELL, BOYD & LLOYD
                           Three First National Plaza
                       70 West Madison Street, Suite 3300
                          Chicago, Illinois 60602-4207
                                 312  372-1121
                               Fax  312  372-2098

                                  June 2, 1998

Acorn Investment Trust
227 West Monroe Street, Suite 3000
Chicago, Illinois  60606
Ladies and Gentlemen:

                             Acorn Investment Trust
                      Acorn Twenty and Acorn Foreign Fifty

     We have acted as counsel for Acorn Investment Trust (the "Trust") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of an indefinite number of shares of beneficial interest (the "Shares") of the series of the Trust designated Acorn Twenty and Acorn Foreign Fifty (each, a "Fund," and collectively, the "Funds"), pursuant to a post-effective amendment to the Trust's registration statement on Form N-1A, No. 2-34223 (the "Registration Statement").

     In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deem it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust (the "Trust Agreement") and bylaws (the "Bylaws") of the Trust, actions of the board of trustees of the Trust authorizing the issuance of shares of the Funds and the Registration Statement.

     We assume that, upon sale of the Shares, the Trust will receive the net asset value thereof.

     Based upon the foregoing, we are of the opinion that the Trust is authorized to issue on unlimited number of Shares, and that, when the Share are issued and sold after the post-effective amendment to the Registration Statement has become effective and the authorized consideration therefore is received by the Trust, they will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (a "Series"). However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust or any Series and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate or undertaking issued by or on behalf of the Trust. The Agreement and Declaration of Trust provides for the indemnification out of property of a particular Series for all loss and expense of any shareholder held personally liable solely by reason of his or her having been a record owner of the Shares. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust of the particular Series itself would be unable to meet its obligations.


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     In giving this opinion we have relied upon the opinion of Ropes & Gray to us dated May 29, 1998, and have made no independent inquiry with respect to any matter covered by such opinion.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.


                                Very truly yours,

                                /s/ Bell, Boyd & Lloyd

                                 Ropes & Gray
                            One International Place
                       Boston, Massachusetts 02110-2624

                                 (617)951-7000

                              Fax (617) 951-7050

                                                             One Franklin Square
                                                             1301 K Street, N.W.
30 Kennedy Plaza                                                  Suite 800 East
Providence, RI 02903-2328                              Washington, DC 20005-3333
(401) 455-4400                                                    (202) 626-3900
Fax: 401 455-4401                                            Fax: (202) 626-3961



                                 May 29, 1998

Bell, Boyd & Lloyd
Three First National Plaza
70 West Madison Street, Suite 3300
Chicago, IL 60602

Ladies & Gentlemen:

     We are furnishing this opinion in connection with the proposed offer and sale from time to time by Acorn Twenty and Acorn Foreign Fifty (each, a "Fund", and collectively, the "Funds"), each a series of Acorn Investment Trust (the "Trust") of an indefinite number of shares, of beneficial interest, without par value of the Funds (the "Shares"), pursuant to a post-effective amendment to the Trust's Registration Statement on Form N-1A (No. 2-34223) under the Securities Act of 1933, as amended.

     We are familiar with the action taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust's records of Trustee action, its By-Laws and its Agreement and Declaration of Trust, as amended to date. We have examined such other documents as we deem necessary for the purposes of this opinion.

     We assume that, upon sale of the Shares, the Trust will receive the net asset value thereof.

     Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that, when the Shares are issued and sold after the post-effective amendment to the Registration Statement has become effective and the authorized consideration therefor is received by the Trust, they will be validly issued, fully paid and nonassessable by the Trust.

     The Trust is an entity of the type commonly known as a "Massachusetts business trust". Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust or any series of the Trust (a "Series"). However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of

Ropes & Gray

Bell, Boyd & Lloyd                    -2-                           May 29, 1998


the Trust or any Series and requires that notice of such disclaimer by given in every note, bond, contract, instrument, certificate or undertaking issued by or on behalf of the Trust. The Agreement and Declaration of Trust provides for indemnification out of property of a particular Series for all loss and expense of any shareholder held personally liable solely by reason of his or her having been a record owner of the Shares. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust or the particular Series itself would be unable to meet its obligations.

     We consent to the filing of this opinion as an exhibit to the aforesaid post-effective amendment to the Registration Statement.

                                        Very truly yours,

                                        /s/ Ropes & Gray

                                        Ropes & Gray